Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tejon Ranch Co. for the registration of $200,000,000 common stock, preferred stock, warrants or debt securities and to the incorporation by reference therein of our reports dated March 8, 2016, with respect to the consolidated financial statements of Tejon Ranch Co., and the effectiveness of internal control over financial reporting of Tejon Ranch Co., included in its Annual Report (Form 10-K) for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

April 22, 2016